CONTACT: Roni Imbeaux Senior Vice President, Finance and Investor Relations 404-407-1104 rimbeaux@cousins.com Cousins Properties Acquires Lifestyle Office Property in Uptown Charlotte ATLANTA (February 5, 2026) — Cousins Properties (NYSE: CUZ) announced today that it has acquired 300 South Tryon, a 638,000 square foot lifestyle office property in Charlotte, for $317.5 million. Located in the Uptown submarket of Charlotte, 300 South Tryon was built in 2017 and is currently 100% leased with a weighted average lease term of six years. The acquisition will be funded with a combination of proceeds from non-core asset sales, debt financing and/or the settlement of common shares previously issued on a forward basis under Cousins’ ATM program. Cousins is currently under contract to sell Harborview Plaza in Tampa and a land parcel at 303 Tremont in Charlotte for combined gross proceeds of $63.2 million. “We are excited to advance our external growth objectives with the off-market acquisition of 300 South Tryon, one of the premier assets in the heart of Uptown Charlotte,” said Colin Connolly, President and Chief Executive Officer of Cousins Properties. “This is a terrific time to grow our Charlotte portfolio as market fundamentals continue to improve with increasing demand at a time of virtually no new supply, which is leading to rapid rent growth for lifestyle office. We are purchasing the property at a very attractive basis and the transaction is immediately accretive to earnings while strengthening future cash flows.” Please refer to the Investors page of Cousins' website for a presentation with additional information on the acquisition discussed in this release. About Cousins Properties Cousins Properties is a fully integrated, self-administered and self-managed real estate investment trust (REIT). The Company, based in Atlanta, GA and acting through its operating partnership, Cousins Properties LP, primarily invests in Class A office buildings located in high growth Sun Belt markets. Founded in 1958, Cousins creates shareholder value through its extensive expertise in the development, acquisition, leasing, and management of high-quality real estate assets. The Company has a comprehensive strategy in place based on a simple platform, trophy assets, and opportunistic investments. For more information, please visit www.cousins.com. News Release